EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. ADDRESSES RECENT TEXAS “POLE TAX” RULING

HOUSTON – (August 29, 2011) – Rick’s Cabaret International, Inc. (NASDAQ:RICK), the nation’s leading group of upscale gentlemen’s clubs, said today it is considering an appeal of a Texas Supreme Court decision upholding a state law requiring strip clubs to pay a $5 fee for every club visitor.  On Friday August 26th the Texas Supreme Court reversed the judgment of a Texas Court of Appeals, ruling that the SOB Fee does not violate the First Amendment to the U.S. Constitution, and remanded the case to the District Court to determine whether the fee violates the Texas Constitution.

In a Form 8-K filing with the Securities and Exchange Commission signed by Rick’s Cabaret President and CEO Eric Langan, the company said: “We disagree with the decision of the Texas Supreme Court.  Both we and the TEA [Texas Entertainment Association, a trade group] are currently considering whether to appeal the Texas Supreme Court's decision to the U.S. Supreme Court (regarding the constitutionality of the fee under the First Amendment of the U.S. Constitution).  Additionally, our claims regarding the Texas Constitution have not yet been addressed by the courts.  We do not plan to make any payments of these taxes while the case is pending in the courts. However, we will continue to accrue and expense the potential tax liability on our financial statements, so any ultimate negative ruling will not have any effect on our income statement and will only affect our balance sheet. If the decision is ultimately found in our favor, as we believe it will be, then we will have a one-time gain of the entire amount previously expensed. Further, we have filed a separate lawsuit in which we raise additional challenges to the statute imposing the fee or tax.  The courts have not yet addressed these additional claims.”

The company further stated in the Form 8-K: “We have paid the tax for the first five calendar quarters under protest and expensed the tax in our consolidated financial statements (as filed with the SEC), except for two locations in Dallas where the taxes have not been paid, but we are accruing and expensing the liability.  For the subsequent quarters, as a result of the Third Court’s decision, we accrued the fee, but did not pay the State.  As of June 30, 2011, the Company had approximately $6.1 million in accrued liabilities for this tax. We have paid more than $2 million to the State of Texas since the inception of the tax.”

A copy of the company’s Form 8-K is available at its investor relations website, www.ricksinvestor.com.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to 22 upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements are described in forms filed with the SEC from time to time and available at www.ricksinvestor.com or on the SEC's internet website at www.sec.gov.   Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com